Exhibit 10.9

PHH CORPORATION

EQUITY COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

(Under the PHH Corporation 2014 Equity and Incentive Plan)

ARTICLE 1

INTRODUCTION

1.1                            Purpose. The purpose of this PHH Corporation Equity Compensation Program for Non-Employee Directors, as amended from time to time (this “Program”), is to provide Non-Employee Directors of PHH Corporation (the “Company”) with the opportunity to receive a portion of their of their fees, stipends and other payments as determined by the Committee or the Board of Directors, in the form of equity of the Company and also to provide an opportunity for Non-Employee Directors to defer payment of the equity portion of such equity compensation.

1.2                            Description. This Program is an Award Program under Section 3.4 of the PHH Corporation 2014 Equity and Incentive Plan (the “EIP”) and is subject to the terms of the EIP. The terms of this Program shall be effective for any awards made with respect to Director Fees paid for services performed on or after January 1, 2015 (the “Effective Date”).

ARTICLE 2

DEFINITIONS

As used in this Program, capitalized terms defined in the EIP shall have the meaning ascribed to them in the EIP, except as otherwise provided herein, and the following terms shall have the following meanings:

“Administrator” means the individual or body designated by the Company to provide for the administration of this Program.

“Annual Meeting” means the regular annual meeting of the stockholders at which Directors are elected in a given year.

“Committee Stipends” means stipends paid to the Non-Employee Director for service on a committee of the Board of Directors, including service as the chair of a committee of the Board of Directors.

“Director” means a member of the Board of Directors of the Company.

“Director Fees” means the amount of compensation paid by the Company to a Non-Employee Director for his or her services as a Director, including annual retainer fees as well as such other fees, stipends and other payments, but excluding Committee Stipends. “Director Fees” shall also not include any reimbursement by the Company of expenses incurred by a Non-Employee Director incidental to attendance at a Board of Directors’ meeting or a Board of Directors’ committee meeting or of any other expense incurred on behalf of the Company.

“Disability” shall have the meaning provided for in Section 22(e)(3) of the Code or any successor statute thereto. In the event that any benefit under this Program is treated as nonqualified deferred compensation subject to the provisions of Section 409A of the Code, a payment event by reason of a Disability shall, if necessary to comply with Section 409A of the Code, occur with respect to such award only if such Disability also qualifies the Participant as disabled within the meaning of Section 409A(a)(2)(C) of the Code.

“EIP” shall have the meaning ascribed to it in Section 1.2.

“Equity Compensation Fees” means an amount equal to the portion of Director Fees designated by the Board of Directors by no later than January 1 prior to the Annual Meeting that is expected to be paid over the four (4) full calendar quarters following the Annual Meeting, determined as of the date of the Annual Meeting (or such shorter period provided in Section 5.4 or 6.2(b)). Until later determined by the Board of Directors, the portion of Director Fees twenty-seven forty-fourths (27/44ths) of the Director Fees paid to each Director.

“Fee Payment Date” shall have the meaning ascribed to it in Section 5.4.

“Non-Employee Director” means any Director of the Company who is not also employed by the Company or any of its Subsidiaries.

“Participant” means a “Participant” as defined in the EIP who, as a Non-Employee Director of the Company, receives Equity Compensation Fees.

“Program” shall have the meaning ascribed to it in Section 1.1.

“Restricted Stock” means Stock granted to a Participant under Section 3.4 of the EIP and Article 5 of this Program that is subject to vesting and forfeiture restrictions upon the date of grant in accordance with the terms of this Program.

“Restricted Stock Unit” means a right granted to a Participant under Section 3.4 of the EIP and Article 5 of this Program to receive Stock following the date of grant in accordance with the terms of this Program.

“Separation from Service” means for purposes of this Program, termination of a Director’s service as a member of the Board of Directors that constitutes a “separation from service” under Section 409A of the Code and the regulations promulgated thereunder. Unless otherwise provided in Section 409A of the Code and the regulations promulgated thereunder, continued service as an employee of the Company or an Affiliate shall not affect whether a Director has incurred a Separation from Service under this Program.

“Stock” shall have the meaning ascribed to it in the EIP.

“Vested Stock” means Stock granted to a Participant under Section 3.4 of the EIP and Article 5 of this Program that is fully vested and non-forfeitable upon the date of grant in accordance with the terms of this Program.

ARTICLE 3

ADMINISTRATION

The administration and operation of this Program shall be supervised by the Committee with respect to all matters. The Committee shall interpret and construe any and all provisions of this Program and any determination made by the Committee under this Program shall be final and conclusive. Neither the Board of Directors nor the Committee, nor any member of the Board of Directors, nor any employee of the Company or its Affiliates shall be liable for any act, omission, interpretation, construction or determination made in connection with this Program (other than acts of willful misconduct) and the members of the Board of Directors and the Committee and the employees of the Company and its Affiliates shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsels’ fees) arising from their acts, omissions and conduct in their official capacity with respect to this Program. If the terms of this Program conflict with the terms of the EIP in a manner that would make compliance with the terms of both this Program and the EIP impossible, the terms of the EIP shall control.

ARTICLE 4

PARTICIPATION

Vested Stock, Restricted Stock or Restricted Stock Units, as applicable, will be granted to all Non-Employee Directors of the Company in accordance with Article 5. Once a person becomes a Participant under this Program, the Participant shall remain a Participant until all Restricted Stock or Restricted Stock Units, as applicable, are settled pursuant to Article 5 of this Program.

ARTICLE 5

AWARDS

5.1                            General.

(a)                                                                               Unless the Committee or the Board of Directors determines otherwise on a prospective basis, the Company shall issue Restricted Stock or Restricted Stock Units payable in Stock, as applicable, for the purpose of fulfilling the Company’s obligation to compensate each Non-Employee Director, in part, in the form of equity of the Company.

(b)                                                                              Restricted Stock or Restricted Stock Units granted under this Article 5 need not be evidenced by an Award Agreement unless the Committee determines that such an Award Agreement is desirable for the furtherance of the purposes of this Program.

(c)                                                                               For purposes of Restricted Stock Units granted under this Program, the Company shall keep a separate book account (as subaccounts) in the name of each Non-Employee Director (the “Deferred Fees Account”) as necessary for the proper administration of the Program. Restricted Stock Units awarded pursuant to this Article 5 will have dividend equivalent rights to be credited which shall vest at the same time as the underling Restricted Stock Units to which the dividend equivalent rights relate. Dividend equivalent rights on unvested Restricted Stock Units will be paid when the underlying Restricted Stock Units vest. Dividend equivalent rights on vested Restricted Stock Units will be paid as and when they are paid to shareholders generally, provided the Director is still on the Board of Directors on the date the dividend is paid. Dividend equivalent rights shall be payable in cash unless the Committee or the Board of Directors determines that they should be paid in the same kind of property or rights as shareholders generally receive.

5.2                            Issuance of Stock or Restricted Stock and Crediting of Restricted Stock Units. The number of shares of Restricted Stock to be issued to each Non-Employee Director and the number of Restricted Stock Units to be credited to each Non-Employee Director’s Deferred Fees Account as of the date of the Annual Meeting shall be calculated by dividing: (1) the amount of Equity Compensation Fees payable to such Non-Employee Director; by (2) the Fair Market Value of a share of Stock on the date of the Annual Meeting. In the event the foregoing calculation would result in a grant of a fractional number of shares of Restricted Stock or Restricted Stock Units, as applicable, the number of shares of Restricted Stock or Restricted Stock Units to be granted to the Non-Employee Director shall be rounded down to the nearest whole number of shares of Vested Stock, Restricted Stock or Restricted Stock Units and the fractional amount shall be paid to the Non-Employee Director in cash as part of the Director’s Fees.

5.3                            Grant and Vesting of Director Equity Compensation Fees. Subject to the transition rules of Section 5.4, the amount of Equity Compensation Fees payable to each Non-Employee Director shall be paid, at the election of each such Non-Employee Director under Article 6, in either shares of Restricted Stock or Restricted Stock Units. Such shares of Restricted Stock or Restricted Stock Units, as applicable, shall be issued to such Non-Employee Director or credited to such Non-Employee Director’s Deferred Fees Account, as applicable, on the date of the Annual Meeting (the “Grant Date”). Subject to such Non-Employee Director’s continuous service as a member of the Board of Directors (“Continuous Service”), such shares of Restricted Stock or Restricted Stock Units, as applicable, shall vest and become non-forfeitable in one-quarter increments at each of the next four (4) full calendar quarters following the Grant Date; provided however, that the last one quarter increment will become vested on the date immediately prior to the Annual Meeting next following the Grant Date; provided further that Restricted Stock or Restricted Stock Units, will become fully vested and nonforfeitable upon the earlier of (i) the date that such Non-Employee Director’s Continuous Service terminates due to death or Disability; or (ii) the date of the Non-Employee Director’s Separation from Service following a Change in Control (other than due to a removal from the Board of Directors consistent with the Corporation’s Charter, as may be amended from time to time). Any shares of Restricted Stock or Restricted Stock Units that have not vested as of the date that such Non-Employee Director’s Continuous Service terminates shall be forfeited. If payment in the form of Restricted Stock Units is elected, such Restricted Stock Units shall become payable in accordance with the terms of this Program and the Non-Employee Director’s deferral election under Article 6. No acceleration of such payment shall be permitted, except to the extent the Committee determines that such acceleration is permitted under Section 409A of the Code.

5.4                            2015 Transition Period. The amount of Equity Compensation Fees payable to each Non-Employee Director for service attributable to the first (1st) and second (2nd) calendar quarters of 2015 shall be paid, at the election of each such Non-Employee Director under Article 6, in either shares of Vested Stock or Restricted Stock Units. Such shares of Vested Stock or Restricted Stock Units, as applicable, shall be issued to such Non-Employee Director or credited to such Non-Employee Director’s Deferred Fees Account, as applicable, on the applicable date the Company otherwise pays fees for a given calendar quarter (each a “Fee Payment Date”) and shall be immediately vested and non-forfeitable as of such date. If payment in the form of Restricted Stock Units is elected, such Restricted Stock Units shall become payable in accordance with the terms of this Program and the Non-Employee Director’s deferral election under Article 6, provided, however that an irrevocable election to receive such Equity Compensation Fees in the form of Restricted Stock Units must be filed with the Secretary of the Company prior to January 1, 2015. No acceleration of such payment shall be permitted, except to the extent the Committee determines that such acceleration is permitted under Section 409A of the Code.

ARTICLE 6

DEFERRAL OF DIRECTOR FEES

6.1                            Participation for Deferral of Director Fees.

(a)                                                                               Each Non-Employee Director seeking to defer the equity portion of their Director Fees under Section 5.4 or Section 5.5 must do so by electing to receive payment in the form of Restricted Stock Units in accordance with this Article 6. Failure to timely make such an election will result in payment of the applicable Director Fees in the form of shares of Vested Stock or Restricted Stock, as applicable. To defer Director Fees beginning with the calendar quarter following an Annual Meeting, a Non-Employee Director must file a deferral election with the Secretary of the Company prior to January 1 preceding the date of the Annual Meeting

(b)                                                                              Notwithstanding subsection (a), a newly elected or appointed Non-Employee Director may make an election to defer Director Fees into Restricted Stock Units by filing an election with the Administrator no later than thirty (30) days following the date of the Non-Employee Director’s election or appointment to the Board of Directors (provided that the Non-Employee Director has not been eligible to participate in this Program or any plan that would be aggregated with this Program under Code Section 409A (other than the accrual of earnings) at any time during the twenty-four (24)-month period ending on the date the new Non-Employee Director becomes eligible to participate in this Program). The deferral election will be effective with respect to the same portion of the Director Fees specified for Non-Employee Directors who are not newly elected or appointed (the new Non-Employee Director’s “Equity Compensation Fees”), but will only apply to Director Fees earned for services beginning with the calendar quarter next following when the election is filed with the Administrator until the end of the calendar quarter in which the next Annual Meeting occurs (the “Fee Deferral Period”). If the new Non-Employee Director does not make an election described in this subsection (b), the Director’s Equity Compensation Fees will instead be paid in Restricted Stock. The number of shares of Restricted Stock granted or Restricted Stock Units to be credited to the newly appointed or elected Non-Employee Director’s Deferred Fees Account as of the first trading day of the first calendar quarter following the date of the Non-Employee Director’s appointment or election (that Non-Employee Directors “Grant Date”), as applicable, shall be calculated by dividing: (1) the amount of Equity Compensation Fees payable to such Non-Employee Director; by (2) the Fair Market Value of a share of Stock on the Grant Date. Subject to accelerated vesting on the events described in Section 5.3(i) or (ii), the Restricted Stock or Restricted Stock Units, as applicable, will vest ratably over the Fee Deferral Period based on the number of calendar quarters in the Fee Deferral Period on the last date of each such calendar quarter, provided however, that the last one quarter increment will become vested on the date immediately prior to the Annual Meeting next following the Grant Date.

6.2                            Deferral Election.

A Non-Employee Director who elects to participate in the deferral of Director Fees under this Program shall file a deferral election with the Administrator on a form provided by the Administrator.

(a)                                                                             Restricted Stock Units credited to the Non-Employee Director’s Deferred Fees Account (or portion thereof) will be paid in shares of Stock on a dated elected by the Director which may be no earlier than the first anniversary of the Grant Date (or Fee Payment Date, in the case of awards granted pursuant to Section 5.4); provided however, that payments shall be made not later than the earlier of the Director’s Separation from Service or death. If a Non-Employee Director does not make an election, the Non-Employee Director will be deemed to have elected payment on the earlier of the Director’s Separation from Service or death. To the extent that the Committee reasonably determines that earlier payment would result in a violation of federal securities laws, payment shall be made no earlier than six (6) months after the applicable date on which Restricted Stock Units were credited to such Non-Employee Director’s Deferred Fees Account (except in the case of payments made following the Non-Employee Director’s death, Disability or Separation from Service);

(b)                                                                            The deferral election will be effective only with respect to Restricted Stock Units to which it relates or will apply with respect to Restricted Stock Units granted for all subsequent Annual Meetings until revoked or modified by the Non-Employee Director, as determined by the Administrator, it being intended that a Non-Employee Director shall have only one election in effect with respect to Restricted Stock Units granted to a the Director at a given Annual Meeting. The Non-Employee Director shall notify the Administrator in writing of any such revocation or modification of a deferral election or permitted new election with respect to the time of payment, which elections shall apply solely to amounts deferred with respect to Grant Dates occurring in the calendar year following the calendar year in which the revocation, modification or new payment election is made.

6.3                            Time of Payment for Deferred Fees Account. Payment of a Non-Employee Director’s Deferred Fees Account shall be made in shares of Stock as soon as practical but not later than (30) days after the date payment is due in accordance with Section 6.2, except that, if the applicable payment date occurs within the six (6)-month period beginning on the applicable date on which Restricted Stock Units were credited to such Non-Employee Director’s Deferred Fees Account and to the extent the Committee reasonably determines that earlier payment would result in a violation of federal securities laws, then payment shall be made on the last day of the month in which such six (6)-month period expires. Notwithstanding the previous sentence, payments shall be made following the Non-Employee Director’s death, Disability or the date the Non-Employee Director Separates from Service, without regard to whether such six (6)-month period has expired. A Non-Employee Director shall continue to be credited with dividend equivalents, as applicable, during any such delay in payment.

Notwithstanding any other provision of this Program to the contrary:

(a)                                                                             No payment shall be made from this Program that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and regulations promulgated thereunder; and

(b)                                                                            To the extent that Section 409A(a)(2)(B) of the Code, which applies to certain “specified employees,” is applicable to payments to Non-Employee Directors under this Program, no payment shall be made by reason of a Separation from Service before the date which is six (6) months and one day following the Non-Employee Director’s Separation from Service or the Non-Employee Director’s death, if earlier. Any payments which would otherwise have been payable to a Non-Employee Director during the period of delay shall be made in a lump sum following the end of such delay. A Non-Employee Director shall continue to be credited with dividend equivalents, as applicable, during any such delay in payment.

6.4                            Effect of Death of Participant. Upon the death of a participating Non-Employee Director, all amounts, if any, remaining in his or her Deferred Fees Account shall be paid in a single payment to the beneficiary designated by the Non-Employee Director or, if no beneficiary is designated, to the Non-Employee Director’s estate, as soon as practicable following the Director’s death. If the designated beneficiary does not survive the Non-Employee Director or dies before receiving payment in full of the Non-Employee Director’s Deferred Fees Account, payment shall be made to the estate of the last to die of the Non-Employee Director or the designated beneficiary, as soon as practicable following the Director’s death. A Non-Employee Director may designate his or her beneficiary, and change his or her designation from time to time, by completing the form designated by the Administrator. No change in a beneficiary designation will be effective until received by the Administrator.

ARTICLE 7

GENERAL PROVISIONS

7.1                            Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate this Program; provided, however, that no such amendment, suspension, discontinuance or termination shall materially and adversely affect the rights of any Participant with respect to a share of Vested Stock or Restricted Stock or a Restricted Stock Unit that has been granted prior to the amendment, suspension, discontinuance or termination and provided further that no amendment or termination shall be made which would violate Section 6.3(a) above. All determinations concerning the interpretation and application of this Section 7.1 shall be made by the Committee.

7.2                            Nontransferability. Stock, Restricted Stock or Restricted Stock Units shall not be transferable by a Participant or any permitted transferee except by will or the laws of descent and distribution.

7.3                            Miscellaneous.

(a)                                                                               No Right of Continued Service. Nothing in this Program shall be construed as conferring upon any Participant any right to continue in the service of the Company or any of its Affiliates.

(b)                                                                              No Limitation on Corporate Actions. Nothing contained in this Program shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Program or any awards made under this Program. No employee, Participant or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(c)                                                                               Nonalienation of Benefits. Except as expressly provided herein, neither a Participant nor his or her heirs, executors, or administrators shall have the power or right to transfer, hypothecate, alienate, assign, or otherwise encumber the Participant’s interest under this Program. The Company’s obligations under this Program are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated.

(d)                                                                             Severability. If any provision of this Program is determined by a court of competent jurisdiction to be unenforceable, the remainder of this Program shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in this Program.

(e)                                                                               Governing Law. This Program shall be construed in accordance with and governed by the laws of the State of Maryland, without reference to the principles of conflict of laws.

(f)                                                                                Headings. Headings are inserted in this Program for convenience of reference only and are to be ignored in a construction of the provisions of this Program.